Exhibit 10.2

BURNHAM HILL PARTNERS LLC

590 MADISON AVENUE	TEL 212-980-2200
NEW YORK, NEW YORK 10022	FAX 212-980-9466

May 26, 2009

Mr. Jon A. DeLuca

President and Chief Executive Officer

FiberNet Telecom Group, Inc.

220 West 42nd Street

New York, New York 10036

Dear Mr. DeLuca:

This letter agreement dated May 26, 2009 (the “Agreement”) is entered into by and between FiberNet Telecom Group, Inc, a Delaware corporation, having a place of business at 220 West 42nd Street, New York, NY 10036 (“FiberNet”) and Burnham Hill Partners LLC, a registered broker dealer, having a place of business at 590 Madison Ave., 5th Floor, New York, NY 10022 (“BHP”).

FiberNet and BHP hereby agree to as follows:

1. Services.

BHP shall provide advisory and investment banking services on a non-exclusive basis with respect to the proposed Agreement and Plan of Merger (the “Merger”) by and among FiberNet, Zayo Group, LLC (“Zayo”) and a wholly-owned subsidiary of Zayo. BHP shall perform or cause to be performed such of the following financial advisory and investment banking services as FiberNet reasonably and specifically requests:

(a)	BHP will familiarize itself to the extent it deems appropriate and feasible with the business, operations, financial condition and prospects of FiberNet;

(b)	BHP will assist FiberNet in identifying and evaluating candidates for a potential transaction alternative to the Merger and familiarize itself to the extent it deems appropriate and feasible with the business, operations, financial condition and prospects of each such alternative acquiror (any such alternative transaction, a “Transaction”);

(c)	BHP will advise and assist FiberNet in considering the desirability of effecting a Transaction, and, if FiberNet believes such a Transaction to be desirable, in developing and implementing a general strategy for accomplishing a Transaction;

(d)	BHP will advise and assist FiberNet in the course of its negotiation of a Transaction and will participate in such negotiations as requested; and

(e)	BHP will assist senior management of FiberNet in analyzing strategic alternatives.

Notwithstanding anything contained herein to the contrary, this Agreement does not constitute any commitment by FiberNet to consummate the Merger or any other strategic or financial transaction, and FiberNet will determine in its sole and absolute discretion whether or not (and on what terms) to consummate any such strategic or financial transaction.

2. Term.

This engagement shall have a term of twelve (12) months from the date hereof (the “Term”), which may be extended upon mutual written agreement of the parties. Either party may, upon ten (10) days written notice to the other party, terminate this Agreement, provided however, that upon any such expiration or termination, BHP will continue to be entitled to its full fees provided for in Section 3, in the event that at any time prior to the expiration of twelve (12) months after such expiration or termination (the “Tail Period”), FiberNet completes the Merger or a Transaction. In the event of expiration or termination, provisions of Sections 2, 3, 4, 6, 8, 9 and 10 shall survive such termination.

3. Fees and Expenses.

In connection with BHP’s engagement hereunder, FiberNet shall compensate and reimburse BHP as set forth below:

(a)	Immediately upon the consummation of the Merger or any such other Transaction, as applicable, FiberNet shall pay BHP by wire transfer a cash fee equal to $400,000 for its services provided hereunder.

(b)	Periodic reimbursement of reasonable out-of-pocket expenses (which amount shall not exceed $1,000 in the aggregate without prior written approval of FiberNet) incurred in connection with this Agreement provided that FiberNet is invoiced with appropriate receipts.

4. Confidential Information.

In connection with this Agreement, FiberNet will furnish BHP with all information concerning FiberNet, which BHP reasonably deems appropriate and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by FiberNet and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning FiberNet that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by BHP for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of FiberNet.

In the event that FiberNet enters into negotiations with a counterparty regarding a possible Transaction, FiberNet will request such counterparty to furnish BHP with such information that BHP reasonably requests in connection with the performance of its services provided hereunder. BHP will rely solely upon such information supplied by such counterparty without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning such counterparty that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by BHP for so long as it remains non-public.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent.

BHP is not providing a fairness opinion pursuant to its engagement hereunder.

5. Reliance on Others.

FiberNet confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

6. Indemnity.

Since BHP will be acting on behalf of FiberNet in connection with its engagement hereunder, FiberNet has entered into a separate letter agreement (the “Indemnification Agreement”), dated the date hereof, providing for the indemnification by FiberNet of BHP and certain related persons and entities.

7. Notices.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to FiberNet, to FiberNet’s Chief Executive Officer at the address first listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022, Attention: Michael Liss, Senior Managing Director.

8. Entire Agreement; Modification; and Governing Law.

The letter agreement shall remain in full force and effect as to BHP and FiberNet. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and FiberNet are herein defined. In connection with this Agreement, BHP is acting as an independent contractor with duties owing solely to FiberNet. As such, each of BHP and FiberNet agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

9. Severability.

The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

10. Section Titles.

The section headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

11. Expenses.

Each of the parties hereto agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

12. Counterparts.

This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

Burnham Hill Partners LLC

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

FiberNet Telecom Group, Inc.

By:
Name:
Title:

TO:	Burnham Hill Partners LLC	Date: May 26, 2009
590 Madison Avenue
New York, NY 10022

In connection with your engagement pursuant to our letter agreement (the “Engagement Agreement”) of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners LLC (“BHP”), and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) in connection with the Engagement or (ii) actions or failures to act by an Indemnified Person in connection with the Engagement with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the Engagement Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

We will reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or the Engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we enter into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.

If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law with respect to any Action, we agree to pay your expenses related thereto and for every day or part thereof that you are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and the Engagement Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,

Accepted and Agreed:

Burnham Hill Partners LLC	FiberNet Telecom Group, Inc.

By:	By:
Name:	Name:
Title:	Title: